UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: November 29, 2006

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place
Moline, Illinois 61265
(Address of principal executive offices and zip code)

(309) 765-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
The following is the text of a press release issued by Deere & Company on November 29, 2006

NEWS RELEASE — November 29, 2006

For more information:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE ANNOUNCES DIVIDEND RATE INCREASE

•      Quarterly dividend rate boosted to 44 cents a share, from 39 cents.

•      Dividend up 100% since early 2004.

•      Move reflects confidence in Deere’s future, CEO Lane says.

MOLINE, IL (November 29, 2006) — The Deere & Company board of directors today authorized an increase in the quarterly dividend rate to 44 cents a share, from the previous level of 39 cents. Since early 2004, the company has increased the quarterly dividend rate on four occasions, by a combined total of 100 percent.

“This action, in conjunction with investing to meet customer requirements for advanced, productive machinery and ongoing share repurchases, lends further support to our goal of delivering superior long-term value to investors,” said Robert W. Lane, chairman and chief executive officer. “It also reflects confidence in Deere’s future direction and its ability to produce strong levels of cash flow on a sustainable basis. Over the period since early 2004, Deere also has repurchased more than $2 billion of common stock and made voluntary contributions to strengthen its employee pension and health-care plans.”

The 44-cent dividend is payable February 1, 2007, to stockholders of record on December 31, 2006.

Safe Harbor Statement

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including projections regarding future cash flows, dividends, share repurchases and retirement benefit contributions, are based on current expectations and are subject to uncertainty and changes in circumstances. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

By:	/s/ Marc A. Howze
Marc A. Howze
Secretary

Dated: November 30, 2006